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                                                                   EXHIBIT 23(A)




                      CONSENT OF COOPERS & LYBRAND, L.L.P.



Board of Directors
FirstMerit Corporation


We consent to the incorporation by reference in this Registration Statement on Form S-8 of (i) our report dated January 17, 1995, except for Note 2, as to which the date is January 31, 1995, relating to the consolidated balance sheets of FirstMerit Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994; (ii) our report dated March 24, 1995, relating to the Statements of Net Assets Available for Plan Benefits of FirstMerit Corporation Employee Stock Purchase Plan at December 31, 1994 and 1993 and the related Statements of Changes in Net Assets Available for Plan Benefits for the years then ended; and
(iii) our report dated April 7, 1995, relating to the Statements of Net Assets Available for Plan Benefits of FirstMerit Corporation and Subsidiaries Employee's Salary Savings Retirement Plan at December 31, 1994 and 1993, and the related Statements of Changes in Net Assets Available for Plan Benefits for the years then ended; all of such reports appear in Amendment No. 1 to the annual report on Form 10-K of FirstMerit Corporation.



/s/ Coopers & Lybrand, L.L.P.

Coopers & Lybrand, L.L.P.
Akron, Ohio
September 29, 1995